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EXHIBIT 23.2

Consent of Independent Registered Public Accounting Firm

The Board of Directors
Crown Media Holdings, Inc.:

        We consent to the incorporation by reference in the registration statement (No. 333-37588) on Form S-8 of Crown Media Holdings, Inc. of our report dated February 20, 2015, with respect to the consolidated balance sheets of Crown Media Holdings, Inc. and subsidiaries as of December 31, 2013 and 2014, and the related consolidated statements of operations, stockholders' equity, and cash flows, for each of the years in the three-year period ended December 31, 2014, which report appears in the December 31, 2014 annual report on Form 10-K of Crown Media Holdings, Inc.

/s/ KPMG LLP

Denver, Colorado
February 20, 2015

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  EXHIBIT 23.2
Consent of Independent Registered Public Accounting Firm